Exhibit 4.1
JABIL CIRCUIT, INC.
2011 STOCK AWARD AND INCENTIVE PLAN
1.	Purposes of the Plan. The purposes of this Stock Award and Incentive Plan are to help the Company and its Subsidiaries attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Company and business-unit goals, and to promote the success of the Company’s business.

2.	Definitions. As used herein, the following definitions shall apply:
a)	“Administrator” means the Board or any Committee or person(s) as shall be administering the Plan, in accordance with Section 4 of the Plan.

b)	“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Grantees (e.g., Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

c)	“Award” means an Option, Stock Appreciation Right, Stock Award, Cash-Based Award, or Other Stock-Based Award granted under the Plan.

d)	“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

f)	“Board” means the Board of Directors of the Company.

g)	“Cash-Based Award” means an Award granted under Section 9 of the Plan.

h)	“Cause” means, unless otherwise provided in an Award Agreement:
i)	A Grantee’s conviction of a crime involving fraud or dishonesty; or

ii)	A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct, provided, however, that for purposes of this Section 2.h)ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).
i)	“Change in Control” means the happening of any of the following after the Plan has become effective, unless otherwise provided in an Award Agreement:
i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a Subsidiary shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole;
ii)	the adoption of a plan relating to the Company’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution;

iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

iv)	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

v)	the first day on which a majority of the members of the Board are not Continuing Directors. “Continuing Director” means, as of any date of determination with respect to any Award, any member of the Board who (1) was a member of the Board on the Date of Grant of such Award; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.
j)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation includes regulations, proposed regulations and applicable guidance thereunder.

k)	“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

l)	“Common Stock” means the Common Stock, $.001 par value, of the Company.

m)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

n)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, excluding an Employee and Director performing services in his or her capacity as such.

o)	“Continuous Status as an Employee or Consultant or Non-Employee Director” means, unless otherwise provided in an Award Agreement, that the employment or service or consulting relationship is not interrupted or terminated in any way (whether by the Company, any Parent or Subsidiary, or by the Grantee). Unless otherwise provided in an Award Agreement, Continuous Status as an Employee or Consultant or Non-Employee Director shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or Non-Employee Director, or from Consultant to Employee or Non-Employee Director, or from Non-Employee Director to Employee or Consultant (subject to Section 21 and other applicable requirements of Code Section 409A).

p)	“Covered Shares” means the Common Stock subject to an Award, including the gross number of shares underlying an Option or Stock Appreciation Right or Restricted Stock Unit Award.

q)	“Date of Grant” means the date specified by the Administrator on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Administrator makes the final determination granting the Award.

r)	“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates, unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

s)	“Director” means a member of the Board.

t)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

u)	“Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Shares during a period of time had such Covered Shares been issued to the Grantee during such period of time.

v)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or regulation includes regulations and applicable guidance thereunder.

x)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i)	If the Common Stock is listed on any established stock exchange and readily tradable on such market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock in consolidated trading in such listed securities on the day of determination (or, if no closing sales price for such day is reported, on the latest previous trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

ii)	In the absence of an established market for the Common Stock or ready tradability in such market, the Administrator shall determine Fair Market Value on a reasonable basis using a method that complies with Code Section 409A.

y)	“Good Reason” means, unless otherwise provided by an Award Agreement:
i)	The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

ii)	Any material reduction in compensation; or

iii)	Change in location of office of more than 35 miles without prior consent of the Grantee;
provided, however, that the Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.
z)	“Grantee” means an individual who has been granted an Award.

aa)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

bb)	“Non-Employee Director” means a Director who is not an Employee.

cc)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

dd)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

ee)	“Option” means an option to purchase Shares granted under Section 6 of the Plan.

ff)	“Option Price” means the purchase price payable upon the exercise of an Option.

gg)	“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

hh)	“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

ii)	“Plan” means this 2011 Stock Award and Incentive Plan, as amended from time to time.

jj)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

kk)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

ll)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right.

mm)	“Stock Appreciation Right” or “SAR” means a right granted under Section 7 of the Plan.

nn)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

o)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary
3.	Stock Subject to the Plan.
a)	Reserved Shares. Subject to the provisions of Section 13 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 8,850,000. The Shares may be authorized, but unissued, or reacquired Common Stock. The Shares issued by the Company hereunder may be, at the Company’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. If an Award for any reason expires or is terminated or cancelled or forfeited, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) for any reason expires or is terminated or canceled or forfeited on or after the date of termination of the 2002 Plan, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such 2002 Plan award shall be available for issuance under the Plan.

b)	Incentive Stock Option Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 8,850,000 Shares, subject to adjustment as provided in Section 13 of the Plan.

c)	Maximum Fiscal Year Award. No Grantee may be granted Awards relating to more than 3,000,000 Covered Shares in any one fiscal year of the Company, subject to adjustment as provided in Section 13 of the Plan. In addition, the maximum amount that a Grantee may earn by satisfaction of performance goals under cash-denominated Awards during any one fiscal year of the Company is $45,000,000. For this purpose, the fiscal year in which a performance goal is met is the year in which this limitation applies, regardless of any continuing service-based vesting or other conditions relating to settlement of the Award.
4.	Administration of the Plan.
a)	Procedure.
i)	Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

ii)	Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii)	Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

iv)	Authorization of Officers to Grant Options. In accordance with and to the extent permitted by Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Employees (excluding Officers) to be Grantees of Awards and determine the number of Covered Shares to be granted to such Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number of Covered Shares such Officer or Officers may so grant and other terms as required by Delaware General Corporation Law Section 157(c) and other Applicable Law.

v)	Ministerial Actions. Officers are authorized to perform all ministerial functions under the Plan relating to all Grantees. “Ministerial functions” do not include granting Awards and do not include modifying Awards or taking other actions that materially increase benefits to a Grantee or result in material additional cost to the Company.
b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Officer, the Administrator shall have the authority, in its discretion:
i)	to determine the Fair Market Value of the Common Stock;

ii)	to select the Consultants and Employees and Non-Employee Directors to whom Awards will be granted under the Plan;

iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

iv)	to determine the number of Covered Shares with respect to each Award granted under the Plan;

v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the Option Price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Covered Shares relating thereto, based in each case on such factors as the Administrator shall determine;

vii)	to construe and interpret the terms of the Plan and Awards;

viii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

ix)	to modify or amend each Award (subject to Section 15 of the Plan);

x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xi)	to determine the terms and restrictions applicable to Awards;

xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

xiii)	to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

xiv)	to provide any notice or agreement or other communication required or permitted by the Plan in either written or electronic form;

xv)	to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

xvi)	to make all other determinations deemed necessary or advisable for administering the Plan.
c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5.	Eligibility and General Conditions of Awards.
a)	Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Non-Employee Directors, and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Non-Employee Director, or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

b)	Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 12 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

c)	Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

d)	Death, Disability, Termination of Continuous Status as an Employee or Consultant or Non-Employee Director, and Related Events.

i)	Death. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of death and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of death. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall immediately become non-forfeitable and exercisable at the date of death and shall remain exercisable in accordance with its terms, and the remaining portion, if any, shall be forfeited at the date of death; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall become immediately vested and non-forfeitable at the date of death, and the remaining portion, if any, shall be forfeited at the date of death; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of death. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall become non-forfeitable at the Grantee’s date of death shall be determined as follows:
(A)	The Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the applicable performance measurement period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) shall be treated as the end of the applicable performance measurement period, with the Administrator determining the actual level of the performance goal(s) achieved (such determination may be by means of a good faith estimate) and calculating, on a preliminary basis, the resulting portion of the Award that would have become non-forfeitable (or, with respect to Options and Stock Appreciation Rights, that would have become exercisable) for the applicable performance measurement period.

(B)	The portion of the Award determined under clause (A) above shall be pro-rated by multiplying that portion by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of death (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period.
For purposes of this Section 5.d)i), “applicable performance measurement period” means a performance measurement period that commences before the date of the Grantee’s death and that ends after the date of the Grantee’s death. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death and that exceeds the pro rata portion of the Award determined under clause (A) and (B) above, including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that had not commenced at the Grantee’s date of death, shall be forfeited at the Grantee’s date of death.
ii)	Disability. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of termination and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of termination. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall remain outstanding at the Grantee’s date of termination and shall be eligible to become exercisable and non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall remain outstanding at the Grantee’s date of termination and shall be eligible to become non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of the Grantee’s termination due to Disability. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall remain outstanding at the Grantee’s date of termination and that shall be eligible to become non-forfeitable shall be determined by multiplying the Award subject to the performance-based forfeiture conditions for the applicable performance measurement period as originally granted (i.e., the target Award for the applicable performance measurement period) by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of termination (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period. For purposes of this Section 5.d)ii), “applicable performance measurement period” means a performance measurement period that commences before the Grantee’s date of termination and that ends after the date of the Grantee’s termination due to Disability. Non-forfeitability of such pro rata portion of the Grantee’s Award will remain subject to the achievement of the performance goal(s) for the applicable performance measurement period in accordance with the terms of the Award Agreement. The death of the Grantee following a termination governed by this Section 5.d)ii), or a Change in Control following such termination, shall not increase or decrease the portion of the Award forfeited or not forfeited under this Section 5.d)ii) except as otherwise provided in an Award Agreement. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination due to Disability and that exceeds the pro rata portion of the Award that remains outstanding at the date of termination under this Section 5.d)ii), including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that has not commenced at the date of the Grantee’s termination due to Disability, shall be forfeited at the Grantee’s date of termination. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of an Award or any portion of an Award under this Section 5.d)ii), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business and releasing the Company from liability in connection with the Grantee’s termination.

iii)	Non-Employee Directors; Other Termination Events. Notwithstanding anything to the contrary in Sections 5.d)i) and 5.d)ii) above, such sections shall not apply to Awards granted to Non-Employee Directors. Except as otherwise provided in Sections 5.d)i) and 5.d)ii) above, the Administrator shall establish and set forth in each Award Agreement the manner in which the Grantee’s termination of Continuous Status as an Employee or Consultant or Non-Employee Director and related events will affect an Award.
e)	Buyout Provisions. Except as otherwise provided in this Section 5.e), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders if such a transaction would constitute a “repricing” defined in Section 15 of the Plan. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

f)	Nontransferability of Awards.
i)	Except as provided in Section 5.f)iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

ii)	Except as provided in Section 5.f)iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

iii)	To the extent and in the manner permitted by Applicable Law (including restrictions applicable to Incentive Stock Options), and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:
(a)	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(b)	any person sharing the employee’s household (other than a tenant or employee);

(c)	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

(d)	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

(e)	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;

(f)	provided, however, that such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6.	Options. The Administrator may grant Options to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions:
a)	Limitations on Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant, or such shorter term as may be provided in the Award Agreement.

b)	Option Price and Consideration.
i)	Option Price. The per share Option Price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6.b)i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
(a)	In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share Option Price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(b)	Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such Option Price as the Administrator determines to be necessary to achieve such preservation of economic value.
c)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised (subject to Section 5.b)) and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested and exercisable according to the terms of the Award Agreement.

d)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:
i)	pursuant to rules and procedures approved by the Administrator, promissory note, provided however that, a promissory note shall not be an acceptable form of consideration to the extent that such a promissory note is prohibited by Applicable Law as a result of the Company’s acceptance of such a promissory note constituting (within the meaning of Section 13(k) of the Exchange Act) a direct or indirect (including through any Subsidiary) extension or maintenance of credit, arrangement for the extension of credit, or renewal of an extension of credit, in the form of a personal loan to or for any Director or executive Officer by the Company;

ii)	nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price;

iii)	net exercise, in which case the Company will not require a payment of the Option Option Price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that equal to the aggregate Option Price for the portion of the Option exercised;

iv)	pursuant to procedures approved by the Administrator, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the cash amount sufficient to pay the Option Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise; or

v)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
e)	Exercise of Option.
i)	Procedure for Exercise; Rights as a Stockholder.
(a)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(b)	An Option may not be exercised for a fraction of a Share.

(c)	An Option shall be deemed exercised when the Company receives:
(1)	written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2)	full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

(d)	Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No Dividend Equivalents will be credited on any outstanding Option and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are delivered upon exercise, except as provided in Section 13 of the Plan.
(e)	Exercising an Option in any manner shall decrease the number of Shares thereafter available under the Option, by the number of Shares as to which the Option is exercised.
7.	Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount in cash or Shares equal to the Spread at the time of the exercise of such right.
a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

b)	Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise), setting forth the number of Covered Shares with respect to which the SAR is to be exercised.

c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:
i)	the Spread; by

ii)	the number of Shares with respect to which the SAR is exercised; provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Administrator shall specify (this limit cannot operate to exceed the Spread). As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.
(a)	No Dividend Equivalents will be credited on any outstanding SAR and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares (if any) are delivered upon exercise of a SAR, except as provided in Section 13 of the Plan.

8.	Stock Awards.
a)	Authorization to Grant Stock Awards. The Administrator may grant Stock Awards to Employees or Consultants or Non-Employee Directors from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be vested and settled and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or non-forfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units.” For the avoidance of doubt, the Administrator is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

b)	Dividends, Voting and Other Ownership Rights.
i)	Restricted Stock Awards. Unless otherwise determined by the Administrator, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that, in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned. An Award Agreement may require that any or all dividends or other distributions paid on the Restricted Stock during the period for which the substantial risk of forfeiture is to continue be automatically sequestered and reinvested in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Administrator may determine.

ii)	Restricted Stock Unit Awards. Unless otherwise determined by the Administrator, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Stock Units until such time, if any, as the underlying Shares are actually issued to the Grantee. The Administrator may provide in a Restricted Stock Unit Award Agreement for the payment of Dividend Equivalents to the Grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units have become earned, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Code Section 409A.
9.	Cash-Based Awards. The Administrator may grant Cash-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Cash-Based Awards may be granted in such amounts and on such terms and conditions as the Administrator determines in its discretion. Cash-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

10.	Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Administrator determines in its discretion. Other Stock-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

11.	Code Section 162(m) Provisions.
a)	Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Code Section 162(m)(3), and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Compensation Committee may provide that this Section 11 is applicable to such Award under such terms as the Compensation Committee shall determine.

b)	If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goals. The Compensation Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 11 at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to Awards subject to this Section 11 will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

c)	The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

d)	Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of Shares granted pursuant to any Stock Award subject to this Section 11, nor may it waive the achievement of any performance goal established pursuant to this Section 11 after the performance goals(s) have been determined under Section 11.b).

e)	Prior to the payment of any Award subject to this Section 11, the Compensation Committee shall certify in writing that the performance goal(s) applicable to such Award was met.

f)	The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).
12.	Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 for compliance with Code Section 409A.

13.	Adjustments Upon Changes in Capitalization or Change of Control.
a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of Shares which have been authorized for issuance under the Plan (including Section 3.a) and 3.b)) but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitation on equity Awards, as well as the price per share of Covered Shares and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, and in the event of an extraordinary dividend, spinoff or similar event affecting the value of Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In furtherance of the foregoing, a Grantee shall have a legal right to an adjustment to an Award which constitutes “share-based equity” in the event of an “equity restructuring,” as such terms are defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Grantee. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Shares. No adjustment shall be made pursuant to this Section 13 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

b)	Change in Control. Unless otherwise provided in an Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control.
i)	Continuation, Assumption, or Replacement of Awards.
(a)	In General. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume, or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by the Plan), and such Awards or replacements therefore shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume, or replace all Awards or only some Awards or portions of Awards. For purposes of this subsection 13.b)i)(a), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the Option Price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Grantee has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control without increasing the aggregate Option Price or Base Price of such Award and provides for a vesting or exercisability schedule that is the same as or more favorable to the Grantee.

(b)	Vesting following Continuation, Assumption, or Replacement.
(1)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the first anniversary of the date of the Change in Control (the “Change in Control Anniversary”), then on the Change in Control Anniversary (i) all of the Grantee’s continued, assumed, or replaced outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s continued, assumed, or replaced unvested Awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(1) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(2)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason, then on the Date of Termination (i) all of the Grantee’s outstanding continued, assumed, or replaced Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s unvested continued, assumed, or replaced Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(2) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.
ii)	Acceleration of Awards. Except as otherwise provided in subsection 13.b)iii) of the Plan, if and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then (a) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (b) all unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (c) any performance objectives for performance measurement periods not yet ended at the date of the Change in Control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. The foregoing notwithstanding, an Award that constitutes a deferral of compensation under Code Section 409A will be settled on an accelerated basis only if and to the extent that such settlement does not result in tax penalties to Grantees under Section 409A.

iii)	Payment for Awards. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then the Administrator in its discretion may terminate some or all of such outstanding Awards, in whole or in part, as of the effective time of the Change in Control in exchange for payments to the holders as provided in this subsection 13.b)iii). The Administrator will not be required to treat all Awards similarly for purposes of this subsection 13.b)iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (a) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award or portion thereof being terminated, or, if no consideration is to be received by the Company’s stockholders in the Change in Control, the Fair Market Value of such number of shares immediately prior to the effective date of the Change in Control, over (b) the aggregate Option Price or Base Price (if any) for the Shares subject to the Award or portion thereof being terminated. If there is no excess, the Award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered.

14.	Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall continue in effect until October 21, 2020, unless terminated earlier under Section 15 of the Plan.

15.	Amendment and Termination of the Plan and Awards.
a)	Amendment and Termination. Subject to the requirements of this Section 15, the Board may at any time amend, alter, suspend or terminate the Plan. The Compensation Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding Award.

b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of stockholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amending or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its Option Price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Grantee. Adjustments to Awards under Section 13 will not be deemed “repricings,” however. The Administrator shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or an Award (i) shall materially impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company, or (ii) impose any additional obligation on the Company or right on the Grantee unless evidenced in writing and signed by the Company.
16.	Conditions Upon Issuance of Shares.
a)	Legal Compliance. The Company shall not be obligated to issue Shares pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, other Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and may be further subject to the approval of counsel for the Company with respect to such compliance.

b)	Investment Representations. As a condition to the exercise of an Award or issuance of Shares in connection with an Award, the Company may require the Grantee or permitted transferee to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or advisable.

17.	Liability of Company.
a)	Inability to Obtain Authority. The inability of the Company to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall use its best efforts to obtain such authorization.

b)	Grants Exceeding Allotted Shares. If the Covered Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15 of the Plan.
18.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
19.	Rights of Grantees. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment, service as a Director or consulting relationship with the Company or a Subsidiary, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment, service or consulting relationship at any time, with or without cause.
20.	Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
21.	Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Code Section 409A. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Code Section 409A. Notwithstanding anything in this Section to the contrary, no amendment to or payment under any Award will be made unless such transaction will result in no tax penalty to the Grantee. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Code Section 409A) and such amount constitutes a deferral of compensation subject to Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.
22.	Withholding. The Company and any Subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s withholding obligations, either on a mandatory or elective basis in the discretion of the Administrator. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that potentially will result in additional accounting expense to the Company must be expressly authorized by the Administrator.
23.	Governing Law. The Plan and any Award Agreements and any and all determinations made and actions taken in connection with the Plan and Award Agreements, shall be governed by and construed in accordance with the Delaware General Corporation Law and applicable federal law, and in other respects with the substantive laws of the State of Florida.